Exhibit 24.1

Power of Attorney

Each person whose signature appears below hereby constitutes and appoints Edward F. Lonergan and Norman Clubb, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of and substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign Diversey, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, and any and all amendments thereto, and to file the same, with all exhibits and schedules thereto, and other documents therewith, with the Securities and Exchange Commission, and hereby grants unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing necessary or desirable to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or her substitutes, may lawfully do or cause to be done by virtue hereof.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same document.

IN WITNESS WHEREOF, the undersigned have hereunto set their hands as of the 17th day of March, 2011.

/s/ Edward F. Lonergan Edward F. Lonergan Chief Executive Officer, President and Director	/s/ Norman Clubb Norman Clubb Executive Vice President and Chief Financial Officer

/s/ P. Todd Herndon P. Todd Herndon Vice President Finance	/s/ Helen Johnson-Leipold Helen Johnson-Leipold Director and acting Chairman

/s/ Todd C. Brown Todd C. Brown Director	/s/ Manvinder S. Banga Manvinder S. Banga Director

/s/ Robert M. Howe Robert M. Howe Director	/s/ Winifred J. Marquart Winifred J. Marquart Director

/s/ Clifton D. Louis Clifton D. Louis Director	/s/ George K. Jaquette George K. Jaquette Director

/s/ Richard J. Schnall Richard J. Schnall Director	/s/ Philip W Knisely Philip W. Knisely Director